EXHIBIT 10.1

[*]	denotes confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.
EXECUTION COPY
FACTORING AGREEMENT
               This Factoring Agreement (this “Agreement”) is entered into as of this 15th day of September, 2008 among National Amusements, Inc., a Maryland corporation (the “Factor”), Midway Home Entertainment Inc., a Delaware corporation (“Midway”), and Midway Amusement Games, LLC (“MAG”), as servicer.
RECITALS
               WHEREAS, Midway has requested the Factor to purchase certain of Midway’s “Eligible Accounts” (as defined below); and
               WHEREAS, the Factor is willing to do so upon the terms and conditions set forth herein;
               NOW, THEREFORE, the parties hereto hereby agree as follows:
1. CERTAIN DEFINED TERMS. As used in this Agreement, any terms that are defined in the “Code” (as defined below) shall be construed and defined as set forth in the Code unless otherwise defined herein, and the following terms shall have the following meanings:
          “Account” means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof. For the avoidance of doubt, “Account” shall refer to an account solely in respect of a single invoice.
          “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise.
          “Anticipated Collection Date” has the meaning set forth in Section 2.3(b) below.
          “Approved Customer” means any Customer listed on Schedule I attached hereto, as such Schedule may be modified or supplemented from time to time by the agreement of Midway and the Factor; provided, that if the Factor determines, in its commercially reasonable discretion and on the basis of publicly available information, that there has been a material and adverse deterioration in the creditworthiness of any Customer appearing on Schedule I, then upon written notice to Midway, such Customer shall be deemed to no longer constitute an “Approved Customer” hereunder until such time as Midway and the Factor shall agree otherwise.
          “Availability Period” means the period commencing on September 1, 2008 and ending on December 31, 2008, or such other date as may be agreed to by the parties hereto.

          “Bank of America Collection Account” means Midway’s deposit account number [*] maintained with Bank of America, N.A.
          “Bank of America Lockbox” means the lockbox at post office number 15218 Collections Center Drive, Chicago, IL 60693 maintained by Bank of America, N.A. for Midway.
          “Bankruptcy Code” means title 11 of the United States Code, as applicable, and as in effect from time to time.
          “Books” means all of Midway’s now owned or hereafter acquired books and records (including, without limitation, all of its Records indicating, summarizing, or evidencing the Sold Accounts).
          “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Illinois.
          “Closing Date” means September 15, 2008.
          “Code” means the Illinois Uniform Commercial Code as in effect from time to time.
          “Collection Account” means either of (i) the Bank of America Collection Account or (ii) Midway’s deposit accounts number [*] or [*] maintained with Wells Fargo Bank, National Association.
          “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) with respect to Sold Accounts.
          “Commitment” means the commitment of the Factor to purchase Eligible Accounts pursuant to Section 2 below.
          “Commitment Amount” means $40,000,000.
          “Concentration Account” means deposit account number [*] maintained with Bank of America, N.A.
          “Conveyance Date” means, with respect to each Sold Account, the date such Sold Account was sold to the Factor pursuant to Section 2 hereof.
          “Credit Risk” means the failure of a Customer to pay a Sold Account in full when due solely because of the Customer’s financial inability to pay.
          “Customer” means, with respect to any Account, the Person obligated on such Account.
          “Customer Payment” has the meaning given such term in Section 2.4(b) below.

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          “Depository Bank” means Bank of America, N.A. or Wells Fargo Bank, National Association, as applicable.
          “Dilution” means, with respect to any Sold Account, the aggregate reduction from the Initial Balance of such Account on account of discounts, incorrect billings, credits, rebates, allowances, chargebacks, returned or repossessed goods, allowances for early payments, and any other such reductions granted in the ordinary course of business that are unrelated to Credit Risk (including, without limitation, any such reductions in such Sold Account made by Midway in respect of price protection credits, marketing development credits, advertising allowances or volume incentives relating to the Customer thereof).
          “Dilution Adjustment” means, with respect to any Sold Account, and as of the Settlement Date for such Account, an amount equal to (i) Dilution with respect to such Sold Account (including any amount remaining unpaid by the Customer with respect to such Account as of such Settlement Date which the Servicer reasonably determines (in accordance with Section 5.2(a)) remains outstanding because of Dilution and not Credit Risk), minus (ii) the Forecasted Dilution Amount for such Sold Account.
          “Dollars” or “$” means United States dollars.
          “Eligible Accounts” means those Accounts created by Midway in the ordinary course of its business, that arise out of its sale of video games and which meet the following minimum requirements and criteria (in each case, as of the date such Account is to be or has been sold by Midway to the Factor):
(a)	such Account is not outstanding past its final due date;

(b)	the invoice with respect to such Account is substantially in the form attached hereto as Exhibit B hereto or such other form approved by the Factor.

(c)	shipment of the merchandise or the rendition of services with respect to such Account has been completed;

(d)	(1) the Initial Balance for such Account is net of any returns, discounts, claims, credits and allowances which have occurred or been applied on or prior to the Conveyance Date for such Account, (2) other than as provided in subclause (1), no return, rejection or repossession of the merchandise with respect to such Account has occurred, and (3) other than as provided in subclause (1), the merchandise or services with respect to such Account has not been rejected or disputed by the Customer and there shall not have been asserted any offset, defense or counterclaim;

(e)	such Account continues to be in full conformity with the representations and warranties made by Midway to Factor with respect thereto;

(f)	the Customer in respect of such Account is an Approved Customer;

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(g)	such Account has not been outstanding for longer than 90 days after the invoice date for such Account;

(h)	such Account does not provide for payment terms of longer than 75 days from the date of invoice;

(i)	such Account is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of such Account unless such instrument represents a check in payment of such Account;

(j)	the related Customer (1) maintains its chief executive office in the United States, Mexico or Canada and (2) is organized under the laws of the United States or any state thereof, Mexico or any state thereof, or Canada or any province or territory thereof; provided, that if the related Customer maintains its chief executive office in Mexico or is organized under the laws of Mexico or any state thereof (a “Mexican Account”), such Mexican Account shall only be eligible hereunder to the extent that Midway owns at such time no other Eligible Accounts that are not Mexican Accounts which are not already Sold Accounts or to be sold on such date pursuant to the terms hereunder;

(k)	such Account does not arise out of transactions with any of Midway’s employees, officers, agents, directors, stockholders or affiliates; provided, however, that, notwithstanding the foregoing, Accounts owing to any Customer that is an Affiliate of Sumner Redstone or National Amusements, Inc. shall not be excluded as Eligible Accounts under this clause (i);

(l)	such Account is payable to Midway;

(m)	such Account does not arise out of a bill and hold sale prior to shipment, and if such Account arises out of a sale to any Customer to whom Midway is indebted, the amount of such indebtedness, and any anticipated indebtedness, is deducted in determining the face amount of such Account;

(n)	if such Account arises out of contracts between Midway and the United States, any state, or any department, agency or instrumentality of any of them, Midway has so notified Factor, in writing, prior to the creation of such Account, and, if Factor so requests, there has been compliance with any governmental notice or approval requirements, including without limitation, compliance with the Federal Assignment of Claims Act;

(o)	such Account is a good and valid account representing an undisputed bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

sale and delivery upon the stated terms of goods sold by Midway, or work, labor and/or services rendered by Midway;

(p)	if, as of the immediately preceding Reporting Date, (a) the total outstanding balance of all Accounts owed by the Customer related to such Account to Midway plus the total outstanding balance of all Sold Accounts owed by such Customer to the Factor (each such Account or Sold Account, a “Customer Related Account”) is equal or greater than $10,000,000 and (b) the total outstanding balance of all Customer Related Accounts which remain unpaid more than 90 days from their original due date exceeds $3,000,000, then Midway shall have notified the Factor of such fact and, after consultation with the Factor, the Factor shall have approved such Account;

(q)	such Account does not arise out of progress billings prior to completion of the order; and

(r)	such Account does not provide for payment terms which are “cash in advance” or “cash on delivery”.
          “Event of Termination” has the meaning ascribed to such term in Section 9 below.
          “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
          “Factor Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Midway under this Agreement that are paid, advanced, or incurred by the Factor, (b) fees or charges paid or incurred by the Factor in connection with the Factor’s transactions with Midway relating to this Agreement, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches), filing and recording fees, (c) costs and expenses incurred by the Factor in the disbursement of funds to or for the account of Midway (by wire transfer or otherwise), (d) reasonable costs and expenses paid or incurred by the Factor to correct any default or enforce any provision of this Agreement, (e) audit fees and expenses of the Factor related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (f) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Factor in enforcing or defending this Agreement or in connection with the transactions contemplated by this Agreement or the Factor’s relationship with Midway pursuant to this Agreement, (g) the Factor’s reasonable costs and expenses (including court costs and attorneys fees) incurred in advising, structuring, drafting, reviewing, administering or amending this Agreement, and (h) the Factor’s reasonable costs and expenses (including court costs and attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including court costs and attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with an Insolvency Proceeding concerning Midway or in exercising rights or remedies under this Agreement), or defending this Agreement, irrespective of whether suit is brought, and (i)

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

amounts owed by Midway to the Factor pursuant to the indemnification provisions of Section 11.2.
          “Factor Payment” means, with respect to any Sold Account, the sum of (i) all Customer Payments in respect of such Sold Account remitted by the Servicer to the Factor plus (ii) all Dilution Adjustments paid by or on behalf of Midway to the Factor in respect of such Sold Account.
          “Factoring Fee” means with respect to any Sold Account and as of the Conveyance Date for such Sold Account, an amount equal to:
          (IB – (FD X IB) — PPD) X 0.65%

where:	IB = the Initial Balance of such Sold Account
FD = the Forecasted Dilution Percentage of such Sold Account; and
PPD = the Purchase Price Discount with respect to such Sold Account
          “Factor-Related Person” means the Factor, together with the Factor’s Affiliates, officers, directors, directors, employees, attorneys and agents.
          “Final Collection Date” means the date following the termination of the Commitment on which all Collections on the Sold Accounts have been received and the unpaid balance thereof has been reduced to zero (whether through Collections, write-off or otherwise).
          “Forecasted Dilution Amount” means, with respect to any Sold Account, an amount equal to the Forecasted Dilution Percentage times the Initial Balance of such Sold Account.
          “Forecasted Dilution Percentage” has the meaning set forth in Section 2.3(a) below.
          “Governmental Authority” means any federal (including the federal government of Canada), state, provincial, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
          “Index Rate” means the rate of interest announced, from time to time, within Bank of America, N.A. at its principal office in Charlotte, North Carolina as its “prime rate”.
          “Index Margin” means, (i) with respect to any Sold Account for which the related Customer is [*] or [*], 2.00%, or (ii) with respect to any other Sold Account, 1.00%.
          “Initial Balance” means, with respect to any Sold Account, the invoice amount of such Sold Account as of the Conveyance Date for such Sold Account.
          “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, provincial or

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
          “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances.
          “Lockbox” means either of (i) the Bank of America Lockbox or (ii) either lockbox [ * ] or [ * ] at post office number 1450 Minneapolis, MN 55485-5265 maintained by Wells Fargo Bank, National Association for Midway.
          “Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Midway, or (b) a material impairment of Midway’s ability to perform its obligations under this Agreement.
          “Parent Indentures” means, collectively, the Indenture dated as of September 19, 2005 and the Indenture dated as of May 30, 2006 governing certain notes issued by Midway Games Inc.
          “Payment” shall mean any payment made by check (including, without limitation, cashier’s check or certified check) or fund transfer.
          “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
          “Purchase” has the meaning given such term in Section 2.1(a) below.
          “Purchase Notice” has the meaning given such term in Section 2.1 below.
          “Purchase Price” means, with respect to each Sold Account and as of the Conveyance Date for such Sold Account, an amount equal to:
          IB – (IB X FD) – FF – PPD

where:	IB = the Initial Balance of such Sold Account
FD = the Forecasted Dilution Percentage for such Sold Account
FF = the Factoring Fee for such Sold Account, and
PPD = the Purchase Price Discount for such Sold Account.
          “Purchase Price Discount” means, with respect to any Sold Account and as of the Conveyance Date for such Sold Account, an amount equal to:

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          (IB – (IB X FD)) X (IR + IM) X AC/365

where:	IB = the Initial Balance of such Sold Account
FD = the Forecasted Dilution Percentage of such Sold Account
IR = the Index Rate as of such Conveyance Date
IM = the Index Margin with respect to such Account; and

AC = the number of days from and including the Conveyance Date for such Sold Account to but excluding the Anticipated Collection Date for such Sold Account (provided, such number shall in no event be less than zero).

          “Recalculation Date” means the first Business Day of each calendar month.
          “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.
          “Related Assets” means with respect to any Sold Account, (a) unpaid seller’s rights (including rescission, repossession, replevin, reclamation and stoppage in transit) with respect thereto; (b) rights to any inventory represented by the foregoing; (c) guarantees, collateral, supporting obligations and letter of credit rights with respect thereto; and (d) insurance policies, proceeds or rights relating thereto.
          “Reporting Date” means the third Business Day of each week.
          “Repurchase Event” means the occurrence of a breach of any of the Factor’s representations and warranties under Section 4.1.
          “SEC” means the United States Securities and Exchange Commission and any successor thereto.
          “Senior Loan Agreement” means that certain Loan and Security Agreement, dated as of February 29, 2008, by and among Midway and MAG, as borrowers, the Factor, as lender, and certain other parties thereto, as amended, restated, supplemented or otherwise modified and in effect.
          “Servicer” means at any time the Person then authorized pursuant to Section 5.1 to service, administer and collect Sold Accounts and act as custodian with respect to the Records.
          “Servicer Fee” means has the meaning set forth in Section 5.4 hereof.
          “Settlement Date” means, with respect to any Sold Account, the date upon which the Servicer has applied any Customer Payment to such Sold Account (or has determined that such Sold Account is uncollectible).
          “Sold Account” means any Eligible Account sold by Midway to the Factor pursuant to Section 2 below.

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
          “Successor Servicer” has the meaning set forth in Section 5.1(a) hereof.
          “Unmatured Event of Termination” means any event which with the passage of time or the giving of notice or both would constitute an Event of Termination.
2. SALE OF ACCOUNTS.
     2.1 Sale of Accounts. During the Availability Period, provided that no Event of Termination or Unmatured Event of Termination has occurred or is continuing and, subject to Section 3.2 hereof, the Factor agrees to purchase from Midway as absolute owner, those specified Eligible Accounts offered for sale to the Factor by Midway, together with the Related Assets relating to such Eligible Accounts, pursuant to a notice in the form of Exhibit A attached hereto (a “Purchase Notice”, and each such purchase of one or more Accounts on a single Conveyance Date, a “Purchase”) for a purchase price equal to the Purchase Price with respect to such Eligible Account (a “Sold Account”) provided, that, without the prior written consent of the Factor, there shall be no more than eight Purchases hereunder in any single calendar month.
It is the intention of the parties hereto that each purchase of Sold Accounts made hereunder shall constitute a “sale of accounts,” as such term is used in Article 9 of the Uniform Commercial Code, which sales are absolute and irrevocable and provide the Factor with the full risks and benefits of ownership of the Sold Accounts, including without limitation any Credit Risk for the Sold Accounts. Neither Midway nor the Factor intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Factor to Midway secured by such accounts. Except for amounts due to Midway in connection with Dilution Adjustment as provided in Section 2.4(b) or 2.4 (e)(A) hereof, each sale of Sold Accounts by Midway to the Factor is made without recourse to Midway and Midway shall not be entitled to receipt of any amounts (or portion thereof) paid in respect of the Sold Accounts, whether or not such amounts exceed the Purchase Price thereof; provided, however, that (i) Midway shall be liable to the Factor for all representations, warranties and covenants made by Midway pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by the Factor or any assignee thereof of any obligation of Midway or any other person arising in connection with the Sold Accounts or the Related Assets, or any other obligations of Midway. In view of the intention of the parties hereto that the purchases of Sold Accounts made hereunder shall constitute sales of such Sold Accounts rather than a loan secured by such Sold Accounts, each of Midway and the Factor agrees to note on its financial statements and in its books and records that the Sold Accounts have been sold to the Factor, to treat the sale of Sold Accounts hereunder as sales for United States federal income tax purposes, and to respond to any inquiries made by third-parties who would otherwise be entitled to such information as to the ownership of the Sold Accounts so sold that such Sold Accounts have been sold to the Factor. The sale of Accounts pursuant to the terms hereof is not on account of any

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

antecedent debt, including without limitation any debt owed by Midway to the Factor under the Senior Loan Agreement.
     2.2 Procedure for Purchases. Midway shall deliver to the Factor a Purchase Notice for each sale hereunder (which notice must be received by the Factor no later than 10:00 a.m. (Chicago time) on the second Business Day prior to the date that is the requested Conveyance Date, which shall be a Business Day). At the Factor’s election, in lieu of delivering the above-described Purchase Notice, Midway may give the Factor telephonic notice of such request by the required time. In such circumstances, Midway agrees that any such telephonic notice will be confirmed with a Purchase Notice within 24 hours of the giving of such notice and the failure to provide such Purchase Notice shall not affect the validity of the request. After receipt of a Purchase Notice pursuant to this Section 2.2, the Factor shall, by not later than 10:00 a.m. (Chicago time) on the applicable Conveyance Date, make available to Midway by transferring immediately available funds equal to the Purchase Price for the Eligible Accounts designated in such Purchase Notice to the Concentration Account; provided, that, at the election of the Factor, the Factor may offset any outstanding amount owed by Midway to the Factor pursuant to the indemnification provisions of Section 11.2 from the proceeds of the Purchase Price remitted to the Collection Account so long as an invoice of such indemnification amount was delivered to Midway at least seven (7) days prior to such Conveyance Date. Notwithstanding the foregoing, the Factor shall have no obligation to purchase any Eligible Account if the Factor shall have actual knowledge that one or more of the applicable conditions precedent set forth in Section 3.2 will not be satisfied on the requested Conveyance Date for such purchase unless such condition has been waived.
     2.3 Forecasted Dilution Percentage; Anticipated Collection Date. (a) The Forecasted Dilution Percentage with respect to any Accounts sold hereunder during the period from the Closing Date to but excluding the first Recalculation Date shall be 23%. On each Recalculation Date, Midway and the Factor will determine the estimated aggregate Dilution, as a percentage of aggregate Initial Balances, with respect to Accounts expected to be sold during the period from such Recalculation Date to but excluding the next Recalculation Date, which shall be the Forecasted Dilution Percentage with respect to any Accounts sold hereunder during such period. Such calculation shall use the same methodology used to determine the initial Forecasted Dilution Percentage prior to the Closing Date; provided, that the Forecasted Dilution Percentage for any period shall in no event be less than 10%.
          (b) The Anticipated Collection Date with respect to any Account sold hereunder during the period from the Closing Date to but excluding the first Recalculation Date shall mean the date which is 54 days after the date such Account was generated. On each Recalculation Date, Midway and the Factor will determine the estimated aggregate average days from generation to collection with respect to Accounts expected to be sold during the period from such Recalculation Date to but excluding the next Recalculation Date, and the Anticipated Collection Date with respect to any such Account sold hereunder during such period shall be the date which is such number of days after the date such Account was generated. Such calculation shall use the same methodology used to determine the reference number of days for the initial Anticipated Collection Date prior to the Closing Date.

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     2.4 Settlement of Accounts.1
(a)	The calculation of the Purchase Price with respect to each Sold Account is based in part on the Forecasted Dilution Amount of such Sold Account. In light of the timing of each sale of Sold Accounts, the Forecasted Dilution Amount has been estimated by Midway and the Factor as the anticipated amount of Dilution with respect to such Sold Account.

(b)	With respect to each Sold Account, by no later than the third Business Day following the Settlement Date for such Sold Account, the Servicer shall prepare and deliver a notice with respect to all Sold Accounts having such same Settlement Date (a “Settlement Notice”) to each of Midway and the Factor, which Settlement Notice shall include, among other things, the aggregate amount of Payments with respect to such Sold Accounts received from or on behalf of the related Customers (“Customer Payments”) and the total net Dilution Adjustment with respect such Sold Accounts due to Midway or to the Factor, as the case may be. If such total net Dilution Adjustment is a positive number, such number shall be shown on the Settlement Notice as an amount due from Midway to the Factor; alternatively, if the Dilution Adjustment is a negative number, such number shall be shown on the Settlement Notice as an amount due from the Factor to Midway.

(c)	By no later than the third Business Day following the Settlement Date for any Sold Account, the Servicer shall remit to the account designated by the Factor the total aggregate Customer Payments in respect of all Sold Accounts having the same such Settlement Date plus or minus the total net Dilution Adjustment described in the next two sentences. To the extent that the total net Dilution Adjustment for such Sold Accounts is a negative number, the Factor shall pay to Midway the amount, if any, shown on the Settlement Notice as the net amount due from the Factor to Midway; provided, such total net Dilution Adjustment shall be paid: first, by offsetting such amount against the aggregate Customer Payments in respect of such Sold Accounts and otherwise payable to the Factor in respect of such Sold Accounts and second, to the extent such total net Dilution Adjustment exceeds such Customer Payments, by payment from the Factor to Midway in immediately available funds. To the extent that the total net Dilution Adjustment for such Sold Accounts is positive, Midway (or the Servicer on its behalf) shall pay to the Factor the amount, if any, shown on the Settlement Notice as the net amount due from the Factor to Midway.

(d)	If at any time after the Settlement Date with respect to any Sold Account the Servicer determines that any amount which was treated as Dilution in

[1]	An example calculation is provided as Exhibit C hereto.

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the calculation of any Dilution Adjustment was in fact an amount unpaid by the related Customer because of Credit Risk, the Servicer shall notify the Factor of such fact and the Factor shall remit such amount to Midway as reimbursement within three Business Days of such notification.

(e)	If at any time after the Settlement Date with respect to any Sold Account Midway or the Servicer receives any Payment on such Sold Account, (A) to the extent such Payment was in respect of an amount treated as Dilution in the calculation of any Dilution Adjustment under clause (c) above, but with respect to which Midway was not subsequently reimbursed under clause (d) above, the Servicer shall remit to Midway (or Midway shall keep) such amount, and (B) any remaining portion of such Payment shall be remitted by Midway or the Servicer, as applicable, to the Factor within three Business Days after receipt.
     2.5 UCC Financing Statement. Midway hereby consents to, authorizes and ratifies the filing by the Factor or its assignee of all necessary continuation statements and any amendments to UCC-1 financing statements, and to take such additional actions and execute such additional documents and instruments, in each case as may be commercially reasonably necessary or desirable to perfect the ownership interest of the Factor in and to the Sold Accounts.
     2.6 Repurchase Obligation. In the event of the occurrence of a Repurchase Event, Midway shall, unless such Repurchase Event shall have been cured in all respects to the Factor’s satisfaction, purchase each Sold Account hereunder which is affected by or related to such Repurchase Event from the Factor within 30 days of the discovery by or notice (from any Person) to Midway of such Repurchase Event, and Midway shall pay to the Factor an amount equal to (i) the Purchase Price with respect to such Sold Account minus (ii) all Factor Payments received by the Factor in respect of such Sold Account. It is understood and agreed that the obligation of Midway to cure a Repurchase Event or purchase the Sold Accounts sold hereunder which are affected by or related to such Repurchase Event is not intended to, and shall not, constitute a guaranty of the collectibility or payment of any Sold Account which is not collected, not paid or uncollectible solely on account of the insolvency, bankruptcy, or financial inability to pay of the related Customer.
3. CONDITIONS PRECEDENT TO SALES OF ACCOUNTS.
     3.1 Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement as of the Closing Date is subject to the fulfillment, to the satisfaction of the Factor, of each of the conditions precedent set forth below:
(a)	the Factor shall have received a certificate from the Secretary of Midway attesting to the resolutions of Midway’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and authorizing specific officers of Midway to execute this Agreement;

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b)	the Factor shall have received an incumbency certificate from the Secretary of Midway certifying as to the name, title and specimen signatures of at least three senior officers authorized to execute this Agreement;

(c)	the Factor shall have received copies of Midway’s certificate of incorporation and bylaws, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Midway;

(d)	the Factor shall have received a certificate of status with respect to Midway, dated within 10 days of the Closing Date, such certificate to be issued by the Secretary of State of Delaware, which certificate shall indicate that Midway is in good standing in Delaware; and

(e)	the Factor shall have received opinions of Midway’s in-house and external counsel in form and substance satisfactory to the Factor, including a non-contravention opinion making a specific reference to the Parent Indentures.
     3.2 Conditions Precedent to all Purchases of Eligible Accounts. The obligation of the Factor to purchase any Eligible Accounts hereunder at any time shall be subject to the following conditions precedent:
(a)	this Agreement shall be in full force and effect;

(b)	the representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the date of such purchase, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(c)	no Event of Termination or Unmatured Event of Termination shall have occurred and be continuing on the date of such purchase, nor shall either result from the making thereof;

(d)	no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, such purchase shall have been issued and remain in force by any Governmental Authority against Midway or the Factor;

(e)	Midway shall have submitted to the Factor a Purchase Notice;

(f)	Midway shall have determined in good faith that the proceeds of such purchase are required solely to continue Midway’s operations and to ensure that Midway has sufficient funds to pay maturing short term debt and anticipated operational expenses of Midway; and

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(g)	as of such Conveyance Date, and after giving effect to the Purchase on such date, the aggregate Purchase Prices paid by the Factor for all Sold Accounts minus the aggregate amount of Factor Payments received by the Factor from Midway for application to such Sold Accounts would not exceed the Commitment Amount;.
4. REPRESENTATIONS AND WARRANTIES. On the Closing Date and on each date that Midway sells an Account to the Factor, Midway makes the following representations and warranties to the Factor:
     4.1 Sold Accounts. With respect to each Account sold to the Factor on such date, the following are true as of such date:
(a)	Such Sold Account is based upon a bona fide sale and delivery of inventory made by Midway in the ordinary course of business; the inventory being sold and such Sold Account created are Midway’s exclusive property and are not, and will not be, subject to any Lien other than in favor of the Factor.

(b)	The Account with respect to such Sold Account constitutes an Eligible Account.
     4.2 Due Organization and Qualification. Midway is duly organized and existing and in good standing under the laws of the State of Delaware and qualified to do business in any state where the failure to be so qualified could be expected to have a Material Adverse Change.
     4.3 Legal Name. Midway’s legal name is exactly as set forth on the signature page of this Agreement.
     4.4 Due Authorization; No Conflict.
(a)	The execution, delivery, and performance by Midway of this Agreement have been duly authorized by all necessary action on the part of Midway.

(b)	The execution, delivery, and performance by Midway of this Agreement do not and will not (i) violate any provision of federal, national, state, provincial or local law or regulation applicable to Midway, the certificate of incorporation or bylaws of Midway, or any order, judgment, or decree of any court or other Governmental Authority binding on Midway, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Midway or the Parent Indentures, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Midway, or (iv) require any approval of Midway’s shareholders or any approval or consent of any Person under any material contractual obligation of Midway or the Parent Indentures, other than consents or approvals that have been obtained and that are still in force and effect.

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c)	This Agreement is the legally valid and binding obligation of Midway, enforceable against Midway in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
     4.5 No Material Adverse Change. All financial statements relating to Midway that have been delivered by Midway to the Factor have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Midway’s financial condition as of the date thereof and results of operations for the period then ended. As of the Closing Date, there has not been a Material Adverse Change with respect to Midway since the date of the latest financial statements submitted to the Factor on or before the Closing Date.
     4.6 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Midway in writing to the Factor for purposes of or in connection with this Agreement or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Midway in writing to the Factor will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
5. ADMINISTRATION AND COLLECTION.
     5.1 Designation of Servicer.
(a)	The (i) servicing, administration and collection of the Sold Accounts shall be conducted and (ii) custody of the Books with respect to the Sold Accounts shall be maintained by the Servicer so designated from time to time in accordance with this Section 5.1. The Factor hereby appoints MAG to perform all such servicing, administration, collection and custodial tasks. The Factor hereby delegates such servicing, administration, collection and custodial tasks to MAG, as Servicer, and MAG consents to and accepts such delegation from Midway and the Factor and agrees to perform the duties and obligations of the Servicer pursuant to the terms of this Agreement. The Factor may, at any time after (i) the occurrence and during the continuance of an Event of Termination, or (ii) the occurrence and during the continuance of a material deterioration in MAG’s ability to perform its obligations as servicer hereunder (as determined by the Factor in its reasonable discretion), designate a Person (which may be the Factor) reasonably satisfactory to the Factor to provide the services of the Servicer hereunder to succeed MAG as Servicer (a “Successor Servicer”), which shall thereafter have all rights and powers as Servicer hereunder, including without limitation, the right to contact Customers, settle and adjust claims and collect the Sold

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Accounts. From and after the designation of such Successor Servicer as the successor Servicer to MAG, the Factor may designate a Successor Servicer as a subsequent successor Servicer at any time.

(b)	Without the prior written consent of the Factor, MAG (and any Successor Servicer subsequently designated by the Factor in accordance with Section 5.1(a)) shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than outside collection agencies and attorneys in accordance with customary practices. If at any time the Factor shall designate any successor Servicer, all duties and responsibilities theretofore delegated (in accordance with the previous sentence) by the Servicer being replaced may, at the discretion of the Factor, be terminated forthwith on notice given by the Factor to the Servicer being replaced and to MAG.

(c)	Notwithstanding the foregoing subsection (b), for so long as MAG shall serve as the Servicer (i) MAG, as Servicer, shall be and remain primarily liable to the Factor for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Factor shall be entitled to deal exclusively with MAG, as Servicer, in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Factor shall not be required to give notice, demand or other communication to any Person other than MAG, as Servicer, in order for communication to the Servicer and any sub-servicer or other delegate appointed in accordance with Section 5.1(b) with respect thereto to be accomplished. The Servicing Fee shall be for the account of the Servicer, and the Factor shall not be obligated to compensate any sub-servicer thereof. MAG, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.
     5.2 Duties of Servicer.
(a)	The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Sold Account from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the credit and collection policies of the Servicer for Accounts held for the Servicer’s own account.

(b)	The Servicer will instruct all Customers to pay all Collections directly to the Bank of America Lockbox, or the Bank of America Collection Account, and shall use commercially reasonable efforts to instruct customers making payments to any Lockbox or Collection Account other than the Bank of America Lockbox or Bank of America Collection Account to discontinue doing so. The Servicer shall enter into and cause to be in effect at all times account control agreements in form and

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

substance reasonably acceptable to the Factor with respect to the Collection Accounts and the Lockboxes.

(c)	The Servicer will issue irrevocable standing instructions to each Depository Bank to remit all payment items and other Collections and proceeds in respect of the Sold Accounts that have been deposited in the Lockboxes maintained by such Depository Bank directly to the Collection Account maintained by such Depository Bank without the prior deposit of the same into any other account.

(d)	The Servicer shall administer the Collections in accordance with the procedures described herein. With respect to any Collections received by it directly, the Servicer shall promptly, but in any event within 3 Business Days after receipt thereof, deposit the same in a Lockbox or directly to a Collection Account.

(e)	The Servicer shall hold in trust for the Factor all Records that (i) evidence or relate to the Sold Accounts, or (ii) are otherwise necessary or desirable to collect the Sold Accounts and shall, as soon as practicable upon demand of the Factor following an Event of Termination, deliver or make available to the Factor, at a place selected by the Factor, all Records evidencing or relating to Sold Accounts reasonably requested by the Factor to enforce the rights and remedies of the Factor hereunder.

(f)	Any payment by a Customer in respect of any indebtedness owed by it to Midway shall, except as otherwise specified by such Customer (in good faith and not at the direction of Midway) or otherwise required by contract or law, be applied as collections and allocated between the outstanding Accounts of such Customer in accordance with Midway’s usual practices and procedures and in accordance with Section 5.2(a).

(g)	The Servicer will instruct all Customers to pay all Collections by check (including, without limitation, cashier’s checks or certified checks) or funds transfer, and other than check or funds transfer shall not accept payments by Customers in respect of Sold Accounts by notes, instruments or other forms of payment (provided, that this provision shall not prevent the Servicer from accepting or applying credits or other forms of Dilution).

(h)	The Servicer shall hold all Collections received by it in respect of the Sold Accounts in trust on behalf of the Factor.
     5.3 Reporting Requirements. On each Reporting Date, the Servicer shall provide to the Factor a statement (which statement may report information on an aggregate basis, on an aggregate basis by Customer or on an invoice by invoice basis and which shall be in a format mutually agreed by the Factor and the Servicer) with respect to each Sold Account for which the

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Settlement Date has not yet occurred, with respect to the prior week: (i) any adjustments made to any Sold Account by the Servicer or Midway for which the aggregate adjustments made to such Sold Account exceed the Forecasted Dilution Amount for such Sold Account, (ii) any amount of Customer Payments received with respect to such Sold Account, (iii) if Midway or the Servicer, as applicable, in its ordinary practices and in accordance with the standard set forth in Section 5.2(a) determines to adversely change the credit terms or credit amount it offers to any Approved Customer and (iv) if the Servicer has knowledge thereof, the commencement of any Insolvency Proceeding involving any Approved Customer.
     5.4 Servicing Fees. In consideration of the Servicer’s agreement to act as “Servicer” hereunder, the Factor shall pay over to the Servicer a fee (the “Servicing Fee”) on each Conveyance Date, an amount equal to the product of (a) the aggregate Initial Balances of each Sold Account conveyed on such date times (b) 0.15 percent, as compensation for its servicing activities. Upon termination of the Servicer for any reason set forth in Section 5.1(a)(ii) hereof, such Servicer being terminated agrees to pay to the Factor, as liquidated damages and not as a penalty, for any unearned portion of the Servicing Fee previously paid to such Servicer, an amount in immediately available funds equal to $30,000.
6. FACTOR EXPENSES.
     6.1 Factor Expenses. Midway shall reimburse the Factor for any Factor Expenses which the Factor has incurred and provided a written detailed explanation thereof within thirty (30) days of presentation of such written invoice.
7. BOOKS AND INSPECTIONS
     7.1 Maintenance of Books. Midway agrees to maintain such Books concerning the Sold Accounts as the Factor may reasonably request and to reflect the Factor’s ownership of the Sold Accounts therein.
     7.2 Inspections. Upon the Factor’s reasonable request, Midway agrees to make its Books relating to the Sold Accounts available to the Factor for examination and to permit the Factor to make copies or extracts thereof. In addition, Midway agrees upon reasonable prior written notice, to permit the Factor or any Person designated by the Factor (which may include representatives of banks with which the Factor maintains a banking or credit relationship) to visit Midway’s premises during Midway’s normal business hours and to conduct such examinations as the Factor deems reasonably necessary. The costs and expenses of one such examination in any calendar year shall constitute Factor Expenses reimbursable by Midway to the Factor.
8. CERTAIN ADDITIONAL COVENANTS OF MIDWAY. Midway agrees that until the Final Collection Date:
     8.1 Accounting System.
(a)	Midway shall maintain a system of accounting that enables Midway to produce financial statements in accordance with GAAP and maintain records pertaining to the Sold Accounts and Related Assets relating

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

thereto that contain information as from time to time reasonably may be requested by the Factor.

(b)	Midway shall not modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP or SEC).

(c)	Midway shall not prepare any financial statements which shall account for the transactions contemplated hereby in any manner other than the sale of the Sold Accounts by Midway to the Factor, or in any other respect account for or treat the transactions contemplated hereby (including but not limited to accounting and for tax reporting purposes) in any manner other than as a sale of the Sold Accounts by Midway to the Factor.
     8.2 Compliance with Laws. Midway shall comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
     8.3 Existence. Midway shall at all times preserve and keep in full force and effect Midway’s valid existence and good standing and any rights and franchises material to its business.
     8.4 Change Name. Midway shall not change its name, state of incorporation or organizational identity or merge with or into any other entity; provided, however, that Midway may change its name upon at least thirty (30) days prior written notice to the Factor of such change.
     8.5 Nature of Business. Midway shall not make any change in the principal nature of its business and shall not cease to maintain the home video game business as its principal business.
     8.6 Further Assurances; Collection Account. Midway shall take such action as shall be reasonably requested by the Factor, from time to time hereafter, that may be necessary or appropriate to further the purposes of this Agreement, and, in particular, to ensure that the Factor has a valid, perfected and enforceable ownership interest in the Sold Accounts and Related Assets related thereto in accordance with the terms of this Agreement.
     8.7 Adverse Impact. Midway shall not direct its Customers to first pay Accounts owned by Midway rather than Sold Accounts; provided, that this clause shall not prevent Midway from acting with respect to any Account or Customer in accordance with applicable laws, rules and regulations, or in accordance with the general business practices and credit and collection policies of Midway consistent with past practices.
9. EVENTS OF TERMINATION
          Any one or more of the following events shall constitute an event of termination (each, an “Event of Termination”) under this Agreement:

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     9.1 If Midway fails to timely pay any Factor Expenses within thirty (30) days of written invoice as set forth in Section 6.1 above or remit any Factor Payment payable to the Factor pursuant to the terms hereof;
     9.2 If Midway:
(a)	fails or neglects to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 7.2 and 8.3 through 8.5 of this Agreement; or

(b)	fails or neglects to perform, keep, or observe any other term, provision, covenant, or agreement contained in this Agreement, in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 9 (in which event such other provision of this Section 9 shall govern), and such failure continues for a period of ten (10) Business Days after the earlier of the date Midway receives notice thereof or obtains knowledge thereof;
     9.3 If an Insolvency Proceeding is commenced by Midway;
     9.4 If an Insolvency Proceeding is commenced against Midway, and any of the following events occur: (a) Midway consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, the Factor shall be relieved of its obligation to purchase Eligible Accounts hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, the Factor shall be relieved of its obligation to purchase Eligible Accounts hereunder, (d) an interim trustee, administrator, receiver or other similar officer is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Midway, or (e) an order for relief shall have been entered therein;
     9.5 If Midway is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or
     9.6 If any misstatement or misrepresentation in any material respects exists now or hereafter in any warranty, representation, statement, or Record made to the Factor by Midway, or any officer, employee, agent, or director of Midway with respect to this Agreement.
     9.7 The occurrence of any “Event of Default” under and as defined in the Senior Loan Agreement.
10. REMEDIES UPON EVENTS OF TERMINATION
     10.1 Rights and Remedies.

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          Upon the occurrence, and during the continuation, of an Event of Termination, the Factor may do any one or more of the following, all of which are authorized by Midway:
(a)	Terminate the Commitment to purchase Eligible Accounts;

(b)	Terminate this Agreement as to any future liability or obligation of the Factor, but without affecting any of the Factor’s rights in the Sold Accounts (including, without limitation, any Factor Payment) and without affecting any Dilution Adjustments or any Factor Expenses due hereunder;

(c)	Collect Sold Accounts in its own name or in the name of Midway, including doing the following: (A) (1) accessing Midway’s premises, inspecting Midway’s books and records, and using (at Midway’s expense) Midway’s personnel, supplies, equipment, computers, and space as necessary to collect Sold Accounts; (2) endorsing Midway’s name on all checks in payment of Sold Accounts; (3) directing Wells Fargo Bank, National Association and Bank of America, N.A. to remit any proceeds of the Lockboxes and the Collection Accounts constituting payments of Sold Accounts to NAI, and (B) to the extent that the Factor has designated itself as Successor Servicer in accordance with Section 5.1(a), (1) modifying the terms of payment and compromising, settling or adjusting amounts owing; (2) collecting the Sold Accounts, in its own name or in the name of Midway, and (3) referring delinquent Sold Accounts to a collection agency or bringing litigation to collect the same;

(d)	Settle or adjust disputes and claims directly with Customers for amounts and upon terms which the Factor considers advisable;

(e)	Without notice to or demand upon Midway, make such payments and do such acts as the Factor considers necessary or reasonable to protect its ownership interests in the Sold Accounts. Midway agrees to deliver to the Factor all Records evidencing the Sold Accounts and the Related Assets with respect thereto if the Factor so requires. Midway authorizes the Factor, and will generally cooperate to permit the Factor, to enter the premises where the Records with respect to the Sold Accounts are located, to take and maintain possession of the Records with respect to the Sold Accounts, or any part of them, and to pay, purchase, contest, or compromise any Lien that in the Factor’s determination appears to conflict with the Factor’s ownership rights in and to the Sold Accounts and to pay all expenses incurred in connection therewith and obtain reimbursement therefor from Midway. With respect to any of Midway’s owned or leased premises, Midway hereby grants the Factor a license to enter into possession of such premises and to occupy the same, and will generally cooperate with the Factor to permit it to so enter and occupy, without charge, in order to exercise any of the Factor’s rights or remedies provided herein, at law, in equity, or by contract;

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(f)	The Factor shall have all other rights and remedies available to it at law, in equity or by contract; provided, however, that upon the occurrence of any Event of Termination described in Section 9.3 or Paragraph 9.4, in addition to the remedies set forth above, without any notice to Midway or any other Person or any act by the Factor, the Commitment shall automatically terminate.
     10.2 Remedies Cumulative. The rights and remedies of the Factor under this Agreement shall be cumulative. The Factor shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, in equity or by contract. No exercise by the Factor of one right or remedy shall be deemed an election, and no waiver by the Factor of any Event of Termination shall be deemed a continuing waiver. No delay by the Factor shall constitute a waiver, election, or acquiescence by it.
11. MISCELLANEOUS PROVISIONS
     11.1 Notices. Unless otherwise provided in this Agreement, all notices or demands by the Factor or Midway to the other relating to this Agreement shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as the Factor or Midway, as applicable, may designate to each other in accordance herewith), or telefacsimile to the Factor or Midway, as the case may be, at its address set forth below:

If to Midway:	MIDWAY HOME ENTERTAINMENT INC.
c/o Midway Games Inc.
2704 West Roscoe Street
Chicago, Illinois 60618
Attn: Chief Financial Officer and General Counsel
Fax No. 773-961-2299

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

If to the Factor:	NATIONAL AMUSEMENTS, INC.
846 University Avenue
Norwood, MA 02062
Attn: Jerome Magner
Fax No. 781-329-5175

With copies to:

NATIONAL AMUSEMENTS, INC.
846 University Avenue
Norwood, MA 02062
Attn: Tad Jankowski, General Counsel
Fax No. 781-461-1412

NORDQUIST & STERN PLLC
909 Third Avenue, Fifth Floor
New York, NY 10022
Attn: Sandra Stern
Ph. 212-207-8150
Fax No. 212-223-3406

If to the Servicer:	MIDWAY AMUSEMENT GAMES, LLC
c/o Midway Games Inc.
2704 West Roscoe Street
Chicago, Illinois 60618
Attn: Chief Financial Officer and General Counsel
Fax No. 773-961-2299
     11.2 Indemnification.
(a)	Midway shall pay, indemnify, defend, and hold the Factor and each Factor-Related Person (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (i) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement or the transactions contemplated hereby, the determination of the rights of the parties hereunder or under the transactions contemplated hereby, or the monitoring of Midway’s compliance with the terms of this Agreement, and (ii) with respect to any investigation, litigation, or proceeding related to this Agreement (irrespective of whether any Indemnified Person is a party thereto), or any

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Midway shall have no obligation to any Indemnified Person under this Section 11.2(a) with respect to any Indemnified Liability (A) that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person (or the gross negligence or willful misconduct on the part of any of such Indemnified Person’s officers, directors, employees or agents), (B) to the extent the same include losses in respect of Sold Accounts and reimbursement therefor that would constitute credit recourse to Midway for the amount of any Sold Account or Related Asset not paid by the relevant Customer, (C) resulting from the action or omission of a Successor Servicer, (D) to the extent the same are or result from lost profits, or (E) to the extent the same are or result from taxes (including interest and penalties thereon) asserted with respect to (1) franchise or withholding taxes imposed on or payable by any Indemnified Person, or (2) federal, state, local or other income taxes on or measured by the gross or net income or receipts of such Indemnified Person and costs and expenses in defending against the same. This provision shall survive the termination of this Agreement.

(b)	If any Indemnified Person (the “Paying Person”) makes any payment to any other Indemnified Person (the “Receiving Person”) with respect to an Indemnified Liability as to which Midway or the Servicer was required to indemnify the Receiving Person, the Paying Person is entitled to be indemnified and reimbursed by Midway or the Servicer, respectively, with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
     11.3 CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a)	THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

(b)	EACH PARTY TO THIS AGREEMENT SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF (1) THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF COOK,

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

STATE OF ILLINOIS AND (2) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK (OR TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT), FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN IN AN INCONVENIENT FORUM.

(c)	MIDWAY AND THE FACTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. MIDWAY AND THE FACTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     11.4 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that neither party may assign this Agreement or any rights or duties hereunder without the other party’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Factor shall release Midway from its obligations hereunder.
     11.5 Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by Midway therefrom, shall be effective unless the same shall be in writing and signed by the Factor and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     11.6 No Waiver; Cumulative Remedies. No failure by the Factor to exercise any right, remedy, or option under this Agreement, or delay by the Factor in exercising the same, will operate as a waiver thereof. No waiver by the Factor will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Factor on any occasion shall affect or diminish the Factor’s rights thereafter to require strict performance by Midway of any

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

provision of this Agreement. The Factor’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy that the Factor may have.
     11.7 Effectiveness. This Agreement shall be binding and deemed effective when executed by Midway and the Factor.
     11.8 Section Headings. Headings and numbers have been set forth herein for convenience only.
     11.9 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Factor or Midway, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     11.10 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     11.11 Amendments in Writing. This Agreement only can be amended by a writing in accordance with Section 11.5.
     11.12 Counterparts; Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. A signature page sent to the Lender or its counsel by facsimile or other electronic means (including in portable document format (.pdf)) shall be effective as an original counterpart signature.
     11.13 Revival and Reinstatement of Obligations. If the incurrence or payment of any payment obligation hereunder by Midway or the transfer to the Factor of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Factor is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Factor is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Factor related thereto, the liability of Midway automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     11.14 Confidentiality. The Factor agrees that material, non-public information regarding Midway, its operations, assets, and existing and contemplated business plans shall be treated by the Factor in a confidential manner, and shall not be disclosed by the Factor to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to the Factor or such persons employed or retained by the any bank with which the Factor maintains a banking or credit relationship, (b) to Affiliates of the

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Factor, provided that any such Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 11.14, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation (including, without limitation, the Exchange Act) (d) as may be agreed to in advance by Midway or as required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Factor), (f) in connection with any assignment, prospective assignment, sale or prospective sale, or pledge or prospective pledge of the Factor’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this subparagraph, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement. The provisions of this Section 11.14 shall survive the termination of this Agreement. Anything contained herein to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.
     11.15 Integration. This Agreement reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
[Signature page to follow]

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MIDWAY HOME ENTERTAINMENT INC.,
a Delaware corporation

By:	/s/ Matthew V. Booty

Name: Matthew V. Booty
Title: Interim President and Chief Executive Officer

MIDWAY AMUSEMENT GAMES, LLC,
a Delaware limited liability company

By:	/s/ Matthew V. Booty

Name: Matthew V. Booty
Title: Interim President and Chief Executive Officer
Signature Page to
Factoring Agreement

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

NATIONAL AMUSEMENTS, INC.,
a Maryland corporation

By:	/s/ Richard J. Sherman

Name: Richard J. Sherman
Title: Vice President
Signature Page to
Factoring Agreement

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE I
Approved Customers
Any company operating under the following names or trade names or any subsidiary or affiliate thereof:
[*]

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXHIBIT A
FORM OF PURCHASE NOTICE
[                    ], 20
NATIONAL AMUSEMENTS, INC.
846 University Avenue
Norwood, MA 02062
Attn: Jerome Magner
Fax No. 781-329-5175
     Re: Purchase Notice
Ladies and Gentlemen:
          Reference is hereby made to the Factoring Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Factoring Agreement”), dated as of September 15, 2008 by and among Midway Home Entertainment Inc., a Delaware corporation (“Midway”), Midway Amusement Games, LLC, as servicer, and National Amusements, Inc., as purchaser (the “Factor”). Capitalized terms used herein shall have the meanings assigned to such terms in the Factoring Agreement.
          The Purchaser is hereby notified of the purchase of the Accounts listed on Schedule 1 hereto (the “Purchase”).
          The aggregate Purchase Price for the Purchase and the date of sale shall be as follows:

Aggregate Purchase Price:	$

Conveyance Date:		[ ], 20,
          In connection with the Purchase to be made on the above listed Conveyance Date, Midway hereby certifies that the following statements are true on the date hereof, and will be true on the Conveyance Date (before and after giving effect to the proposed Purchase):
(i) the Factoring Agreement is in full force and effect;
(ii) the representations and warranties set forth in Section 4 of the Factoring Agreement are true and correct in all material respects on and as of the Conveyance Date, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(iii) no Event of Termination or Unmatured Event of Termination has occurred and is continuing as of the Conveyance Date, nor shall either result from the Purchase;
(iv) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the Purchase has been issued and remains in force by any Governmental Authority against Midway or the Factor; and
(v) Midway has determined in good faith that the proceeds of the Purchase are required solely to continue Midway’s operations and to ensure that Midway has sufficient funds to pay maturing short term debt and anticipated operational expenses of Midway.

Very truly yours,

MIDWAY HOME ENTERTAINMENT INC.

By:

Name:
Title:

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Schedule 1
List of Accounts
[Attached]

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXHIBIT B
Approved Forms of Invoice
[Attached]

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

MIDWAY
HOME ENTERTAINMENT INC.

c/o Midway Amusement Games, LLC
2704 W. Roscoe
Chicago, IL 60618
773-961-2000

INVOICE

Invoice Number
IN

Invoice Date	Due Date

Ship To	Bill To

P.O. Number	Order Number	Order Date	Terms	Currency

Ship Date	Shipping Method	Freight Terms	Number of Cartons

Line	Item #	Description	Quantity	Unit Price	Discount	Net Amount

Remit To

Midway Home Entertainment Inc.
c/o Bank of America
Lockbox Services
15218 Collections Center Drive
Chicago, IL 60693

Freight Charge	.00
Misc. Charge	.00
Gross Amount	.00
Invoice Discount	.00
Net Amount	.00
Tax Amount	.00
	Pay This Amount

MHE621R

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXHIBIT C
Settlement Calculation Example
Purely for illustrative purposes, presented below is an example of the calculation of a purchase price, fees and settlement procedures:
Midway sells a single $1,000,000 invoice from [*] to NAI on the day it is generated, September 15. Since it is sold on the day it was generated, the expected collection period is 54 days (since there has not been a recalculation, yet), and since it is a [*] invoice, the index rate is Prime + 1.00% (so, if Prime on the Conveyance Date is 5%, the index rate is 6.00%), and the forecasted dilution is 23% (since there has not been a recalculation, yet). (Note that in reality, because of the 2 business day notice requirement, it may be unlikely that any account would be sold on the same day it was generated).
A.	PURCHASE PRICE

Purchase Price = Initial Balance – (Initial Balance X Forecasted Dilution %) – Factoring Fee – Purchase Price Discount.

i.	(Initial Balance X Forecasted Dilution %) is the expected dilution holdback, which in this case is:

$1,000,000 X 23% = $230,000

ii.	Purchase Price Discount = (Initial Balance – (Initial Balance X Forecasted Dilution %) X (Index Rate +1.00%) X Anticipated Collection/365

PPD = ($1,000,000 – $230,000) X 6.00% X 54 / 365

PPD = $6,835.07

iii.	Factoring Fee = (Initial Balance – (Initial Balance X Forecasted Dilution %) – Purchase Price Discount) X 0.65%

FF = ($1,000,000 – $230,000 – $6,835.07) X 0.65%

FF = $763,164.93 X 0.65% = $4,960.57
so, Purchase Price = $1,000,000 – $230,000 – $4,960.57 – $6,835.07 = $758,204.36
B. SERVICING FEE:
In addition, NAI pays the Servicing Fee on the Conveyance Date:
Servicing Fee = Initial Balance X 0.15%
SF = $1,000,000 X 0.15% = $1,500

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

So, the actual total amount NAI pays Midway + the Servicer (initially MAG) on the Conveyance Date is:
$758,204.36 + $1,500 = $759,704.36
C. SETTLEMENT
Scenario 1 – If [*] pays Midway/MAG the full $1,000,000, and Midway/MAG identifies and applies the collections to the Sold Account on November 1, the actual dilution is 0. The Servicer would remit (or Midway would keep) $230,000, and the Servicer would remit the remaining $770,000 to NAI.
Scenario 2 – If [*] instead paid Midway $700,000, assuming there were no [*] credit reasons for not paying more, the actual dilution would be $300,000 (this could be, for example, because $300,000 in credits were applied, or even if the Customer held back the $300,000 because of a dispute over credits (but not because it did not have the money). The Servicer would remit the full $700,000 to NAI, and Midway would remit an additional $70,000 out its own pocket, for a total of $770,000 to NAI. (Note that if any amount of the $300,000 was at the settlement time estimated to be unpaid because of a non-credit reason (e.g. a dispute over available credits), but in fact was not paid for credit reasons (e.g. a subsequent insolvency of the customer), NAI would have to reimburse such amount to Midway (because NAI bears the credit risk)).2
When the money is applied to the Sold Account (Nov. 1), the Servicer would have three Business Days from the date Midway/Servicer applied the collections to the Sold Account receipt to prepare and deliver the Settlement Notice and settle up (Nov. 5).
Note also that the actual calculations will be done on an aggregate basis by Settlement Date.

[2]	In cases where Dilution was estimated, but the payment was later in fact paid, the Servicer would remit such payment (on behalf of NAI) as reimbursement for the incorrect Dilution Adjustment. In contrast, in cases where a payment was not made because of credit risk (and not treated as Dilution), the Servicer would send such payment to NAI (for there would be no reimbursement obligation).

*	Information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.